EXHIBIT 5.1

BRUCE J. RUSHALL EILEEN L. McGEEVER LUCI M. MONTGOMERY	RUSHALL & McGEEVER A PROFESSIONAL LAW CORPORATION 6100 INNOVATION WAY CARLSBAD, CALIFORNIA 92009	TELEPHONE: (760) 438-6855 FACSIMILE: (760) 438-3026 E-MAIL: rm@rushallmcgeever.com

January 11, 2012

NetREIT, Inc.
1282 Pacific Oaks Place
Escondido, CA 92029

Re:           NetREIT, Inc.
Form S-8 Registration Statement

Ladies and Gentlemen:

We refer to the above-referenced registration statement on Form S-8 (the “Registration Statement”) regarding the issuance by NetREIT, Inc. (the “Company”) of up to 300,000 shares of $0.01 par value Class A common stock (the “Common Stock”) to be issued by the Company pursuant to the NetREIT 1999 Flexible Incentive Plan under the circumstances described therein as filed under the Securities Act of 1933, as amended (the “Act”).

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies, and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the shares of Common Stock being issued pursuant to the Registration Statement will be, when so issued, duly authorized, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

RUSHALL & McGEEVER

/s/ Bruce J. Rushall
By: Bruce J. Rushall, Esq.
For the Firm

BJR/cak